UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 31, 2012

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d) On July 31, 2012, the Board of Directors of NYSE Euronext (the “Company”), acting upon the recommendation of the Governance & Nominating Committee, appointed Mr. Luis Maria Viana Palha da Silva to join the Board as an independent Director, subject to regulatory approval.

Mr. Palha da Silva is currently a non-executive board member and head of the corporate governance committee of Jeronimo Martins, SGPS, SA, a Portuguese and Polish food retailer. Mr. Palha da Silva joined the company in 2001 as CFO and served as both CEO and CFO from 2004 to 2010. From 1995 to 2001, Mr. Palha da Silva was head of strategic planning of CIMPOR – Cimentos De Portugal and subsequently CFO to CIMPOR. From 1992 to 1995, Mr. Palha da Silva served as the Secretary of State for Trade in the Government of Portugal. Mr. Palha da Silva held numerous other positions between 1981 and 1992, including CFO of COVINA, Companhia Vidreira Nacional, a leading Portuguese flat glass producer.

Mr. Palha da Silva also serves as Chairman of the Portuguese Capital Market Issuers Association, a director of REN - Redes Energéticas Nacionais, SGPS, S.A. member of the Forum for SME of CMVM (Portuguese Securities Market Commission), Vice Chairman of EPIS (a Portuguese NGO for supporting children with educational disadvantages) as well as member of the Strategic Advisory Board of the School of Economics and Management – Universidade Católica Portuguesa.

Mr. Palha da Silva received his BA in economics from Instituto Superior de Economia in 1978, his BA in business and administration from Universidade Católica Portuguesa in 1981 and his AMP from the Wharton School of Economics in 2005.

Mr. Palha da Silva will, for his service on the Board, receive the same compensation payable by the Company to its other non-employee directors for their service on the Board (provided that his initial annual payment shall be pro rated from the date of the first meeting of the Board of Directors attended by Mr. Palha da Silva to the date of the 2013 annual meeting of shareholders) and will be provided with the same indemnification/reimbursement of expenses made available by the Company to its other non-employee directors. See the Company’s proxy statement filed March 26, 2012 for a discussion on compensation of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Dated: August 6, 2012	By	/s/ Janet McGinness
Janet McGinness
EVP — Legal & Corporate Secretary